Exhibit 99.1

BPZ Energy News Release

FOR IMMEDIATE RELEASE

Contact:	Manolo Zúñiga, CEO or
Brad Holmes
Investor Relations
BPZ Energy, Inc.
281-556-6200

BPZ Energy Announces Change in Management and
Drilling Update

HOUSTON — (BUSINESS WIRE) — November 1, 2006 — BPZ Energy, Inc (OTC:BPZI) announced the promotion of Ed Caminos to the position of Vice President of Finance and Chief Accounting Officer and the hiring of Ed Gilliard as Vice President of Finance and Treasurer and an update on the CX11-21XD well in the Corvina Gas Field.

Effective October 30, 2006, Ed Caminos who formerly served as Corporate Controller and Interim Chief Financial Officer has been named Vice President of Finance and Chief Accounting Officer. Mr. Caminos joined BPZ Energy as Corporate Controller in January 2005. Mr. Caminos has over 20 years of diversified experience in senior accounting and finance positions, primarily with international energy companies and is fluent in Spanish. Prior to joining the Company, Mr. Caminos held positions at Duke Energy and Reliant Energy, managing the accounting and financial reporting activities of electric power plants in Latin America, Canada and Europe. He also served as Controller for Latin American operations of a major unit of Schlumberger and as Country Controller in Venezuela for M-I Drilling Fluids. Mr. Caminos began his career with the international public accounting firm of KPMG and earned a B.S. in Accounting from Bloomsburg University of Pennsylvania. He is a Certified Public Accountant.

Mr. Caminos will oversee all accounting, tax, financial reporting, compliance, and corporate governance matters; additionally, for purposes of the Company’s filings with the Securities and Exchange Commission, he will be the principal accounting officer and principal financial officer. Mr. Caminos will report directly to the President and Chief Executive Officer.

Also effective October 30, 2006, the Company appointed Edward Gilliard as Vice President of Finance and Treasurer. Mr. Gilliard, 51, started his career in 1977 with Amoco Production Company as an operations and reservoir engineer. He worked in energy lending and project financing with Continental Illinois National Bank, Banque Indosuez, and Houston Industries Energy, formerly Reliant Energy International, where he worked on project financing for power projects in South America, as well as other regions. In 1997, he joined Burlington Resources and worked in areas such as international finance, strategic planning, business development, and governmental affairs. In the latter capacity, Mr. Gilliard was a lead editor on the National Petroleum Council’s 1999 and 2003 landmark studies on natural gas. He holds a Bachelor’s Degree in Chemical Engineering from Texas A&M University and an MBA from the University of Houston.

Mr. Gilliard’s primary areas of responsibility will include all matters relating to treasury and finance, including bank relations and debt and equity issues, as well as strategic planning. Mr. Gillliard will report directly to the President and Chief Executive Officer.

Drilling Update

Drilling operations continue on the Corvina CX11-21XD well, 9 5/8” casing has been set at the top of the Zorritos formation, which was reached at a depth of 5771 ft. The Zorritos formation is the gas producing formation throughout the Corvina Gas Field. Current depth is 7300 ft, leaving approximately 600´ to drill in the Upper Zorritos.  Drilling will then continue in the Lower Zorritos to a final depth of 10,114 ft. Preliminary measurements from the drilling mud indicate the presence of gas in the sands, confirming the Company’s expectations. The additional time needed to reach total depth is estimated to be 10 days, at which time the well will be logged and completed. The well will undergo a comprehensive test to evaluate the quality of the gas producing sands. The Company estimates that testing will last between 15 and 30 days. The testing will utilize both tubing-conveyed perforating and a drill-stem test assembly to reliably establish the gas production capacity of the well.

Management Comments

Mr. Manolo Zúñiga, President and Chief Executive Officer said:  “I would like to welcome Ed Gilliard to the management team at BPZ Energy.  The credentials he brings to the Company certainly make the team more complete. When combined with the experience and qualifications of Ed Caminos, BPZ Energy now has two talented individuals managing the financial and reporting matters for the Company.”  Mr. Zúñiga went on to say, “Everyone at BPZ Energy is very pleased with the progress of the CX11-21XD well.  This is our first well in the Corvina Gas Field and it is important that we learn as much as possible about the reservoir and the proper drilling techniques to employ on future wells. The fact that we have reached the productive formation is a tribute to our technical team.”

About BPZ Energy

Houston-based BPZ Energy, Inc. is an oil and gas exploration and production company with properties in northwest Peru and southwest Ecuador. It is executing an integrated gas-to-power strategy which includes generation and sale of electric power in Peru and sales of gas into Ecuador for third-party power generation. BPZ has exclusive rights and license agreements for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru. It also owns a working interest in a producing property in southwest Ecuador. The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Such uncertainties include the success of our project financing efforts as well as the successful management of our capital development project and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.

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